Exhibit 12.2

I, Thierry Le Roux, Group President, Chief Financial Officer of the Company, certify that:

1.  I have reviewed this annual report on Form 20-F of Compagnie Générale de Géophysique;

2.  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report.

Date: October 31, 2005

By:	/s/ Thierry LE ROUX

Thierry LE ROUX
Group President and Chief Financial Officer